Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Announces Stock Repurchase Program

          MECHANICSBURG, PENNSYLVANIA — - February 23, 2004 — - Select Medical Corporation (NYSE: SEM) today announced that its Board of Directors has authorized a program to repurchase up to $80 million of its common stock. The program will remain in effect until August 31, 2005, unless extended by the Board of Directors. The timing of any purchases of stock will depend on prevailing market conditions. The Company anticipates funding for this program to come from available corporate funds, including cash on hand and future cash flow.

          Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 79 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 790 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com.

          Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Marty Jackson, 717/972-3814
ir@selectmedicalcorp.com